Exhibit 99.1

The Middleby Corporation Reports Third Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--November 7, 2018--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the third quarter ended September 29, 2018. Net earnings for the third quarter were $72.9 million or $1.31 diluted earnings per share on net sales of $713.3 million as compared to the prior year third quarter net earnings of $74.7 million or $1.31 diluted earnings per share on net sales of $593.0 million. Excluding the impact of restructuring expenses and the dilutive impact of the Taylor acquisition, adjusted earnings per share was $1.56 for the third quarter ended September 29, 2018. Excluding the impact of restructuring expenses, adjusted earnings per share was $1.36 in the prior year third quarter.

2018 Third Quarter Financial Highlights

  Net sales increased 20.3% in the third quarter over the comparative prior year third quarter. Sales related to recent acquisitions added $118.0 million or 19.9%, in the third quarter. The impact of foreign exchange rates on foreign sales translated into U.S. Dollars decreased net sales by approximately $5.2 million during the third quarter. The adoption of ASC 606 increased net sales by approximately $2.6 million during the third quarter. Excluding the impacts of acquisitions, foreign exchange rates and the adoption of ASC 606, sales increased 0.8% during the third quarter.
  Net sales at the company’s Commercial Foodservice Equipment Group increased $116.8 million, or 32.9%, to $471.6 million in the third quarter as compared to $354.8 million in the prior year third quarter. During fiscal 2017, the company completed the acquisitions of QualServ, L2F and Globe. During fiscal 2018, the company completed the acquisitions of Josper, Firex, and Taylor. Excluding the impact of these acquisitions, sales increased 3.0% in the third quarter, or increased 4.1% excluding the unfavorable impact of foreign exchange rates.
  Net sales at the company’s Residential Kitchen Equipment Group increased $2.2 million, or 1.5%, to $153.5 million in the third quarter as compared to $151.3 million in the prior year third quarter. Excluding the impact of foreign exchange rates, sales increased 1.8% during the third quarter. Excluding the impact of sales declines at the non-core businesses, sales growth for the quarter amounted to 2.7%. Sales at Viking increased by approximately 15% during the quarter, which was offset by a decline at the AGA Rangemaster business resulting from market conditions in the UK.
  Net sales at the company’s Food Processing Equipment Group increased $1.4 million, or 1.6%, to $88.3 million in the third quarter as compared to $86.9 million in the prior year third quarter. During fiscal 2017, the company completed the acquisition of Scanico. During fiscal 2018, the company completed the acquisitions of Hinds-Bock and Ve.Ma.C. Excluding the impact of these acquisitions, sales decreased 11.9% in the third quarter. Excluding the impacts of acquisitions, foreign exchange rates and the adoption of ASC 606, net sales decreased $12.4 million, or 14.3%.
  Gross profit in the third quarter increased to $261.2 million from $228.5 million reflecting the impact of increased sales from acquisitions. The gross margin rate decreased from 38.5% to 36.6%. The decrease in the gross margin rate for the quarter reflects lower margins at recent acquisitions, including $4.6 million of non-cash fair market value adjustments related to purchase accounting for recent acquisitions. Excluding the impact of acquisitions, the gross margin rate would have been 39.1% in the third quarter.
  Operating income amounted to $107.7 million in the third quarter as compared to $109.4 million in the prior year quarter. Operating income during the 2018 third quarter included $12.1 million of restructuring charges as compared to $4.2 million in the 2017 third quarter. Restructuring charges in the 2018 third quarter included $8.7 million associated with the closure of Grange, a non-core furniture business in France which was acquired in conjunction with AGA Rangemaster. Third quarter charges also included expenses related to integration initiatives with AGA Rangemaster and Taylor.
  Operating income included $31.0 million of non-cash expenses during the third quarter, comprised of $9.9 million of depreciation expense, $17.6 million of intangible amortization and $3.5 million of share based compensation.
  The provision for income taxes in the third quarter amounted to $25.1 million at a 25.6% effective rate in comparison to $38.1 million at a 33.8% effective rate in the prior year quarter. The tax rate in the third quarter was favorably impacted by the reduction in the federal tax rate from 35% to 21%.
  Net earnings per share was $1.31 in both the 2018 and 2017 third quarters. Net earnings in the current third quarter were reduced by restructuring expenses. The impact of these items reduced earnings per share by $0.16 and $0.05 in the 2018 and 2017 third quarter periods, respectively. Additionally, the impact of the Taylor acquisition offset by the increased interest costs diluted earnings in the third quarter by $6.9 million or $0.09 per share. Excluding these items, net earnings per share was $1.56 and $1.36 in 2018 and 2017 third quarter periods, respectively.
  Operating cash flows increased to $252.0 million during the nine months ended September 29, 2018 as compared to $204.9 million in the prior year related to lower cash paid for taxes and working capital needs.
  Net debt, defined as debt less cash, at the end of 2018 fiscal third quarter amounted to $1,881.8 million as compared to $939.2 million at the end of fiscal 2017. Third quarter debt reflected the funding of the Taylor acquisition for approximately $1.0 billion, as well as for Ve.Ma.C., Firex, and Josper acquisitions completed in the second quarter.

Selim A. Bassoul, Chairman and Chief Executive Officer, commented, “At the Commercial Foodservice Equipment Group, we had solid growth with improving sales to restaurant chains in the domestic market. We continue to develop a pipeline of business opportunities with customers adopting our new technologies. Our kitchen equipment advancements provide operators solutions for labor savings, faster service speed, menu flexibility and space-saving, ventless solutions. International markets remained soft; however we anticipate improving conditions internationally as we end the year and enter 2019. We are starting to see the benefits of our consolidated sales representatives initiative and are pleased with the positive momentum in this area. Having now completed the in-depth training of these representatives, we expect them to continue to strengthen our sales and customer relationships. Our alignment with the most well-respected and proven sales representatives in the industry, who now carry our broad portfolio of leading brands, has positioned Middleby to execute on long-term growth strategies.”

Mr. Bassoul continued, “At our Residential Kitchen Equipment Group, Viking continued to grow at double-digit rates. The innovative, new lineup of Viking products introduced under our ownership continues to gain momentum. We continue to make investments to promote the brand and its new, innovative equipment through updated product displays at our dealer partners. Additionally, we are excited to announce the opening of a second Viking showroom in the Architects and Designers Building in New York City. Throughout 2018 we have entertained thousands of guests including dealers, designers, builders and influencers in our award-winning, first showroom located in the Chicago Merchandise Mart. We also recognized solid growth domestically from the Marvel, Lynx, LaCornue, AGA and U-Line brands and are realizing the benefits of our consolidation strategy for sales and distribution of these premium brands. Domestic growth was offset by the AGA Rangemaster businesses which continued to be negatively impacted by challenging market conditions in the UK with the uncertainty of Brexit. Sales also reflect the impact of disruption at non-core businesses, which should lessen as we complete the closure of the Grange furniture business.”

“At the Food Processing Equipment Group, the decline in revenues reflects the absence of large projects at this business segment, particularly impacting the meat processing business. Although we have realized order growth in 2018, the order rate has been lower than anticipated and certain expected projects have been deferred. We do anticipate gradual improvement in upcoming quarters and remain optimistic about current projects in the pipeline and an improved backlog as we enter 2019.”

Mr. Bassoul added, “During the third quarter, we also focused on the integration of our acquisition of Taylor. The efforts are well underway and we are pleased with the progress of initiatives to improve profitability. We are excited about the strategic benefits of this acquisition, as it significantly enhances our market position and opportunities in the beverage and frozen dessert categories.”

Conference Call

A conference call will be held at 10 a.m. Central Time on Wednesday, November 7, 2018 and can be accessed by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 5636989#. The conference call is also accessible through the Investor Relations section of the company website at www.middleby.com. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 5636989#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used in the commercial foodservice, food processing, and residential kitchen equipment industries. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Bear Varimixer®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost®, Concordia®, CookTek®, CTX®, Desmon®, Doyon®, Eswood®, frifri®, Firex®, Follett®, Giga®, Globe®, Goldstein®, Holman®, Houno®, IMC®, Induc®, Jade®, JoeTap®, Josper®, L2F®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Marsal®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, QualServ®, Southbend®, Star®, Sveba Dahlen®, Taylor®, Toastmaster®, TurboChef®, Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Burford®, Cozzini®, CVP Systems®, Danfotech®, Drake®, Emico®, Glimek®, Hinds-Bock®, Maurer-Atmos®, MP Equipment®, M-TEK®, RapidPak®, Scanico®, Spooner Vicars®, Stewart Systems®, Thurne® and Ve.Ma.C.®. The company’s leading equipment brands serving the residential kitchen industry include AGA®, AGA Cookshop®, Brigade®, Fired Earth®, Grange®, Heartland®, La Cornue®, Leisure Sinks®, Lynx®, Marvel®, Mercury®, Rangemaster®, Rayburn®, Redfyre®, Sedona®, Stanley®, TurboChef®, U-Line® and Viking®.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	3rd Qtr, 2018	3rd Qtr, 2017	3rd Qtr, 2018	3rd Qtr, 2017
Net sales	$713,331	$593,043	$1,966,259	$1,702,683
Cost of sales	452,171	364,524	1,242,707	1,030,106

Gross profit	261,160	228,519	723,552	672,577

Selling, general and administrative	141,372	114,857	399,328	351,473
Restructuring expenses	12,111	4,218	18,245	17,437
Gain on sale of plant	—	—	—	(12,042)
Income from operations	107,677	109,444	305,979	315,709

Interest expense and deferred financing amortization, net	19,143	6,550	38,370	18,057
Net periodic pension benefit (other than service costs)	(9,225)	(8,813)	(28,046)	(25,763)
Other (income) expense, net	(260)	(1,068)	371	1,101

Earnings before income taxes	98,019	112,775	295,284	322,314

Provision for income taxes	25,114	38,104	72,971	99,372

Net earnings	$72,905	$74,671	$222,313	$222,942

Net earnings per share:

Basic	$1.31	$1.31	$4.00	$3.91

Diluted	$1.31	$1.31	$4.00	$3.91

Weighted average number of shares

Basic	55,577	56,810	55,575	57,070

Diluted	55,577	56,810	55,575	57,070

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Sep 29, 2018	Dec 30, 2017
ASSETS

Cash and cash equivalents	$76,588	$89,654
Accounts receivable, net	410,150	328,421
Inventories, net	512,824	424,639
Prepaid expenses and other	50,142	55,427
Prepaid taxes	28,876	33,748
Total current assets	1,078,580	931,889

Property, plant and equipment, net	311,741	281,915
Goodwill	1,823,258	1,264,810
Other intangibles, net	1,275,142	780,426
Long-term deferred tax assets	39,483	44,565
Other assets	50,405	36,108

Total assets	$4,578,609	$3,339,713

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$3,125	$5,149
Accounts payable	197,750	146,333
Accrued expenses	373,297	322,171
Total current liabilities	574,172	473,653

Long-term debt	1,955,243	1,023,732
Long-term deferred tax liability	110,984	87,815
Accrued pension benefits	298,628	334,511
Other non-current liabilities	65,949	58,854

Stockholders' equity	1,573,633	1,361,148

Total liabilities and stockholders' equity	$4,578,609	$3,339,713

THE MIDDLEBY CORPORATION
NON-GAAP SEGMENT INFORMATION
(Amounts in 000’s, Except Percentages)
(Unaudited)

	Commercial Foodservice	Residential Kitchen	Food Processing
Three Months Ended September 29, 2018
Net sales	$471,598	$153,476	$88,257

Segment Operating Income	$102,091	$9,489	$13,831
Operating Income % of net sales	21.6%	6.2%	15.7%

Depreciation and amortization	17,558	7,606	2,209
Restructuring expenses	1,224	10,655	232
Acquisition related inventory step-up charge	4,556	—	—

Segment adjusted EBITDA	$125,429	$27,750	$16,272
Adjusted EBITDA % of net sales	26.6%	18.1%	18.4%

Three Months Ended September 30, 2017
Net sales	$354,828	$151,344	$86,871

Segment Operating Income	$89,028	$16,274	$19,975
Operating Income % of net sales	25.1%	10.8%	23.0%

Depreciation and amortization	6,977	7,422	2,101
Restructuring expenses	2,621	1,261	336
Acquisition related inventory step-up charge	300	—	51

Segment adjusted EBITDA	$98,926	$24,957	$22,463
Adjusted EBITDA % of net sales	27.9%	16.5%	25.9%

NON-GAAP FINANCIAL MEASURES

The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that the non-GAAP adjusted segment EBITDA measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes. The Company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results. The Company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.

CONTACT:
The Middleby Corporation
Darcy Bretz, 847-429-7756
Investor and Public Relations
or
Tim FitzGerald, 847-429-7744
Chief Financial Officer